SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                            Regal-Beloit Corporation
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                                (Name of Issuer)

                         Common Stock, $0.01 par value,
                   with attached Common Share Purchase Rights
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                         (Title of Class of Securities)

                                    758750103
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                                 (CUSIP Number)

                                 August 16, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)

|X|      Rule 13d-1(c)

|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.    758750103             13G
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 1
          NAME OF REPORTING PERSON                   General Electric Company


          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 14-0689340
--------------------------------------------------------------------------------
 2                                                                   (a) |_|
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (b) |_|
--------------------------------------------------------------------------------
 3
          SEC USE ONLY

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

          CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          New York

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             NUMBER OF                5
              SHARES                          SOLE VOTING POWER
           BENEFICIALLY
             OWNED BY                         Less than 1%
               EACH
             REPORTING
              PERSON
               WITH
--------------------------------------------------------------------------------
                                      6
                                              SHARED VOTING POWER

                                              Less than 1%

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                                              SOLE DISPOSITIVE POWER
                                      7
                                              Less than 1%

--------------------------------------------------------------------------------

                                              SHARED DISPOSITIVE POWER
                                      8

                                              Less than 1%
--------------------------------------------------------------------------------
9
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Less than 1%

--------------------------------------------------------------------------------
10
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
          Not Applicable                                                 |_|
--------------------------------------------------------------------------------
11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 1%

--------------------------------------------------------------------------------
12
          TYPE OF REPORTING PERSON*

           CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.           (a)      Name of Issuer:

                           Regal-Beloit Corporation ("Issuer")

                  (b)      Address of Issuer's Principal Executive Offices:

                           200 State Street
                           Beloit, Wisconsin 53511

Item 2.           (a)      Name of Person Filing:

                           General Electric Company ("GE")

                  (b)      Address of Principal Business Office:

                           3135 Easton Turnpike
                           Fairfield, Connecticut 06828

                  (c)      Citizenship:

                           GE is a New York corporation.

                  (d)      Title of Class of Securities:

                           Common Stock, par value $0.01 per share (the "Common Stock")

                  (e)      CUSIP Number:

                           758750103



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or(c), check whether the person filing is a:

                  This Statement is not filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c).

Item 4.           Ownership:

                  (a)      Amount beneficially owned:

                           Less than 1%

                  (b)      Percent of class:

                           Less than 1%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:

                                    Less than 1%

                           (ii)     Shared power to vote or to direct the vote:

                                    Less than 1%

                           (iii) Sole power to dispose or to direct the
                                 disposition of:

                                    Less than 1%

                           (iv) Shared power to dispose or to direct the
                                disposition of:

                                    Less than 1%

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.


                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  August 19, 2005

                           GENERAL ELECTRIC COMPANY


                           By: /s/ John W. Campo, Jr.
                           -------------------------
                           Name:  John W. Campo, Jr.
                           Title: Attorney-in-Fact